Exhibit 99.1

MEDIA CONTACT

Dan Gugler

310-226-2645

dan.gugler@kornferry.com

Korn Ferry Makes Leadership Changes Reflecting

Growth and Evolution of the Firm

— Mark Arian to join firm as CEO of Hay Group advisory business —

— Futurestep CEO Byrne Mulrooney to add Global Products responsibility —

— CMO Mike Distefano to serve in newly formed COO role for Asia Pacific —

Los Angeles, March 20, 2017 – Korn Ferry (NYSE:KFY), the preeminent global people and organizational advisory firm, today announced leadership changes in key areas of the business in a move that further positions the firm for growth.

“Our firm is growing in both size and complexity, and we are continually evolving to increase our relevance and impact with clients,” said Gary D. Burnison, CEO Korn Ferry. “Our leadership changes reflect our firm’s transformation and the commitment we have to aligning our business with opportunity and areas of growth.”

Hay Group

As the integration of Hay Group with Korn Ferry is substantially complete, and his role unifying these businesses is nearly finalized, Korn Ferry Hay Group CEO Steve Kaye has decided that he will move on from Korn Ferry at the end of the firm’s fiscal year.

Mark Arian will join Korn Ferry as CEO of the Hay Group advisory business, effective April 3. Arian is a seasoned leader with a track record of building businesses, with deep experience in global professional services firms. Most recently, he was a partner at Ernst & Young and has held leadership positions at Hewitt Associates, Towers Perrin (now Willis Towers Watson) and AON.

Global Products Business

To further expand its product development and management capability, Andrew Huddart joined the firm in December 2016 as President of Global Productized Services. To fully leverage the opportunity the firm has for its global products business, Huddart will now report to Byrne Mulrooney, who has a successful track record of productizing the firm’s intellectual property. Byrne will continue to serve as the CEO of Korn Ferry’s Futurestep business.

Asia Pacific

As the firm experiences growth in Asia Pacific, it has created a Chief Operating Officer position to provide additional support to the region. CMO and President of the Korn Ferry Institute Mike

Distefano will assume this newly created role. Distefano will relocate to Shanghai from Los Angeles and work closely with Charles Tseng, President of Asia Pacific, to manage and grow the firm’s business in this important region.

About Korn Ferry

Korn Ferry is the preeminent global people and organizational advisory firm. We help leaders, organizations, and societies succeed by releasing the full power and potential of people. Our nearly 7,000 colleagues deliver services through our Executive Search, Hay Group and Futurestep divisions. Visit kornferry.com for more information.

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